December 6, 2010

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR PURSUANT TO AN EXEMPTION FROM REGISTRATION AS EVIDENCED BY AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED.

No. ADP–1 Warrant

WARRANT TO PURCHASE COMMON STOCK, PAR VALUE $0.0001 PER SHARE,
OF CORNERSTONE ONDEMAND, INC.

This Warrant (the “Warrant”) is issued to ADP, Inc., a Delaware corporation, by Cornerstone OnDemand, Inc., a Delaware corporation (the “Corporation”) pursuant to the terms of that certain Warrant Agreement dated as of May 6, 2009 by and between the Corporation and ADP, Inc., a Delaware corporation (including any of its affiliates, “ADP” or “Holder”), that Agreement and First Amendment to Warrant Agreement, effective as of November 24, 2010, by and between the Corporation and ADP and that Second Amendment to Warrant Agreement, effective as of December 6, 2010, by and between the Corporation and ADP (collectively, the “Amended Warrant Agreement”). The Holder of this Warrant is entitled upon surrender of this Warrant in accordance with the terms of the Amended Warrant Agreement to purchase from the Corporation 360,000 shares of Common Stock, $0.0001 par value per share, of the Corporation (the “Shares”). The initial Exercise Price shall be $0.01 per Share (which initial Exercise Price may be adjusted as set forth herein) and the Warrant shall be exercisable pursuant to the terms and conditions set forth herein

All capitalized terms used but not defined herein have the meanings set forth in the Amended Warrant Agreement.

Section 1. Definitions.

“Change in Control” means either (i) a Liquidity Event as defined in the Corporation’s Certificate of Incorporation, as may be amended from time to time, or (ii) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s common stock, par value $0.0001 per share, provided that the per share price of such public offering is not less than $6.40 and the aggregate gross proceeds to the Corporation are not less than $40 million (before deduction of any underwriters’ commissions and expenses).

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Section 2. Exercise.

(a)          This Warrant must be exercised, in whole or in part, (i) immediately prior to the time of the consummation of the first Change of Control (contemplated by clause (i) of such definition) following the date hereof or (ii) any time during the three (3) year period following the consummation of a Change of Control (contemplated by clause (ii) of such definition), in either case, by surrender of the Warrant to the Corporation at the address referred to in Section 9 hereof or such other place designated by the Corporation in writing delivered to the Holder, accompanied by a form of Warrant Exercise, in substantially the form attached as Annex A to this Warrant, duly executed by the Holder and accompanied by payment, in cash (including by wire transfer) or by certified or official bank check payable to the order of the Corporation in the amount obtained by multiplying (a) the number of Shares designated in such Warrant Exercise by (b) the Exercise Price (as defined below), and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Shares determined as provided in Section 4 hereof. The Corporation shall deliver written notice to any Holder at least 10 business days prior to the anticipated date of consummation of any Change of Control and any exercise thereby of this Warrant shall be conditional upon the consummation of the transaction described in any such notice.

(b)          Each exercise of a Warrant under Section 2(a) hereof shall be deemed to have been effected immediately prior to the Change of Control, and at such time the party in whose name any certificate for Shares shall be issuable shall be deemed to have become the holder of record thereof.

(c)          As soon as practicable after each exercise of a Warrant, in whole or in part (but no later than five (5) business days thereafter), the Corporation will cause to be issued in the name of and delivered to the Holder, the following:

(i)          Certificates. A certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable Shares to which the Holder shall be entitled upon such exercise.

(ii)         Warrant. In case such exercise is in part only, a new Warrant of like tenor dated the date of the original Warrant, evidencing the right to purchase the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of the Warrant, minus the number of such Warrant Shares designated by the Holder upon such exercise, which new Warrant shall in all other respects be identical to the original Warrant (subject to any adjustments made pursuant to this Warrant after the issuance of the Warrant).

(d)         The issuance of Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder for any cost incurred by the Corporation in connection with the exercise of the Warrants and the related issuance of the Warrant Shares.

(e)          Payment of the Exercise Price may be made in cash (including by wire transfer) or by check payable to the order of the Corporation. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Corporation shall make a cash payment therefor on the basis of the Exercise Price then in effect.

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(f)          The Holder of this Warrant may exercise this Warrant by surrendering the Warrant, with the form of Warrant Exercise set forth hereto properly completed and executed, together with payment of the Exercise Price at the office of the Corporation.

(g)         The Corporation may deem and treat the Holder hereof as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the Holder hereof, and for all other purposes, and the Corporation will not be affected by any notice to the contrary.

Section 3. Holder Representations and Warranties.

In connection with the issuance hereof, the undersigned represents and warrants to the Corporation as follows:

(a)          This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b)          The holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the holder indefinitely, and that the holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The holder further understands that the Warrant Shares have not been qualified under applicable state securities laws by reason of their issuance in a transaction exempt from the qualification requirements thereunder, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent expressed above.

(c)          The holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

(d)          The holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

(e)          The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

The Shares (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

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THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 4. Adjustment of the Exercise Price and Number of Shares Issuable.

(a)          The exercise price per share for Warrant Shares purchasable upon the exercise of this Warrant (the “Exercise Price”) and the number of Warrant Shares issuable upon the exercise of the Warrant are subject to adjustment from time to time as set forth in this Section 4.

(b)          In the event any of the following (other than any of the following constituting a Change in Control) shall occur, the number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(i)           Subdivisions, Combinations and Other Issuances. If the Corporation shall at any time subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of Shares issuable on the exercise of a Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under any such Warrant (as adjusted) shall remain the same. Any adjustment under this Section 4(b)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend. The provisions of this Section 4(b)(i) shall apply to each successive transaction contemplated by this Section.

(ii)          Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Corporation (other than as a result of a subdivision, combination, or stock dividend provided for in Section 4(b)(ii) above), then the Corporation shall make appropriate provision so that the Holder of a Warrant shall have the right at any time to purchase, at a total price equal to that payable upon the exercise of a Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as would have been purchasable by the Holder upon exercise of a Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder of a Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the aggregate Exercise Price shall remain the same. The provisions of this Section 4(b)(ii) shall apply to each successive transaction contemplated by this Section.

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(iii)          Other Issuances. In case the Corporation shall at any time or from time to time, after the issuance of a Warrant but prior to the exercise thereof, distribute to all holders of Shares (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving person and Shares are not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions payable in shares of capital stock of the Corporation for which adjustment is made under Section 4(b)(i)), or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, the Holder shall be entitled to participate in any such distribution based on the number of Shares it would have been entitled to receive had the Warrant been exercised immediately prior to the occurrence of such distribution, as if the Holder were the owner of such Shares at the time of such distribution.

(iv)          Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of a Warrant, or in the Exercise Price, the Corporation shall, at its own cost, promptly (within ten (10) business days) notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of such Warrant and deliver to the Holder a certificate, signed by the President and the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrant then in effect following such adjustment.

Section 5. Restrictions on Transfer.

ADP agrees that this Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be sold or transferred except (i) to an affiliate of ADP, (ii) to a successor in interest to a Holder by way of a merger or other business combination transaction, (iii) to any person that purchases substantially all of ADP’s assets, and (iv) to any person that purchases substantially all of the assets of the National Accounts Services Division of ADP, and, in any such case, in compliance with the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In addition to the sales and transfers permitted by the previous sentence, all Warrant Shares issued upon the exercise of this Warrant may, following the occurrence of a Change in Control contemplated by clause (ii) of such definition (and the expiration of any restriction on sale, transfer, distribution or other disposition agreed to in any lock-up agreement executed by ADP), thereafter be sold, transferred, distributed or disposed of in accordance with the Act, and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder. Notwithstanding the foregoing, with respect to any disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the Holder agrees to give written notice to the Corporation prior thereto (except, in the case of clauses (ii)-(iv) above if prior notice is prohibited by applicable confidentiality restrictions, in which case notice shall be made as soon as reasonably practicable after such transaction has been made public or, if not made public, is consummated), describing briefly the manner thereof, together with a written opinion of such Holder’s counsel to the effect that such disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of such Warrant or the Shares and indicating whether or not under the Act certificates for the Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such laws. Each certificate representing a Warrant or the Shares transferred in accordance with this Section 5 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws, in which case the Corporation shall reissue the certificates representing the Warrant or the Shares, as the case may be, without any restrictive legends concurrent with the transfer thereof. The Corporation may issue stop transfer instructions to its transfer agent in connection with these restrictions.

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Section 6. Mutilated or Missing Warrants.

In the event that this Warrant is mutilated, lost, stolen or destroyed, the Corporation will, at the request of the Holder thereof, issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft, or destruction of such Warrant and indemnity, if requested, also reasonably satisfactory to the Corporation. Applicants for such substitute Warrant will also comply with such other reasonable regulations and pay such other reasonable charges as the Corporation may prescribe.

Section 7. Reservation of Shares.

The Corporation will at all times have authorized and reserved and shall keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares or its authorized and issued shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of the Warrants, the full number of Shares deliverable upon the exercise of the Warrants. All Warrant Shares that are issued upon the exercise of Warrants shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

Section 8. No Voting Rights.

Nothing contained in this Warrant or the Amended Warrant Agreement shall entitle the Holder to any voting rights or other rights as a stockholder of the Corporation (until such Warrants are exercised into Warrant Shares in accordance with the terms hereof).

Section 9. Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 9:

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(a)   if to the Corporation:

Cornerstone OnDemand, Inc.
1601 CloverField Blvd., Suite 620
Santa Monica, CA 90404

Attention: General Counsel
Facsimile: (310) 752-0199

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
Attn: Herb Fockler, Esq.
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: (650) 493-6811

(b)   if to ADP:
ADP, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Attention: Carlos Rodriguez
Facsimile: (973) 974-3371

with a copy to:

Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, NJ 07068-1728
Attention: General Counsel
Facsimile: 973-974-3324
Section 10. Amendments.

This Warrant supersedes all prior agreements (whether written or oral) between the parties with respect to its subject matter, and, together with the Amended Warrant Agreement, is intended as a complete and exclusive statement of the terms of this Warrant between the parties with respect thereto and cannot be changed, modified, amended or terminated orally. The Corporation may at any time, with the prior written consent of the Holders of Warrants representing a majority of the Warrant Shares subject to the outstanding Warrants at such time, amend or supplement this Warrant and each Holder of Warrants shall be bound by any amendment or supplement so approved.

Document Integrity Verified	EchoSign Transaction Number: XI3T67XZ6C7M75

Section 11. Successors.

All the covenants and provisions of this Warrant by or for the benefit of the Corporation will bind and inure to the benefit of its successors and assigns hereunder. For the purposes of this Warrant, all references to the “Holder” shall, unless the context otherwise requires, constitute references to the Holder and to any other holder of Warrants, whether as a transferee of the Holder or otherwise.

Section 12. Governing Law.

This Warrant will be deemed to be a contract made under the laws of the State of California and for all purposes will be construed in accordance with, and governed by, the internal laws of the State of California.

Section 13. Expiration.

This Warrant shall expire on the ten (10) year anniversary of the date of the issuance hereof.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

Document Integrity Verified	EchoSign Transaction Number: XI3T67XZ6C7M75

IN WITNESS WHEREOF, the Corporation and the undersigned have caused this Warrant to be duly executed as of the date first above written.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Miller
Adam Miller (Dec 6, 2010)
Name: Adam Miller
Title: CEO

Acknowledged and agreed:

ADP, INC.

By:	/s/ Micheal A. Bonarti
Name: Micheal A. Bonarti
Title: President

CSOD Legal:

/s/ Adam Weiss
Adan Weiss (Dec 5, 2010)

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ANNEX A

[FORM OF WARRANT EXERCISE]

(To be executed upon exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to acquire                 Shares and herewith tenders in payment for such Shares cash or a check payable to the order of Cornerstone OnDemand, Inc., in the amount of $               .

The undersigned requests that a certificate for the Shares to be issued pursuant to this exercise of warrant be registered in the name of                                                                              whose address is                                                                  and that such certificate be delivered to                                                  , whose address is                                                               .. If said number of share is less than all the Shares purchasable under the Warrant, the undersigned requests that a new Warrant representing Warrants to purchase the remaining balance of the Shares be registered in the name of                                                                          , whose address is                                                        , and that such certificate be delivered to                                                                    whose address is                                                 .

Dated:

Signature:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Document Integrity Verified	EchoSign Transaction Number: XI3T67XZ6C7M75